EXHIBIT 10.1

ASSET PURCHASE AND CONTRIBUTION AGREEMENT

This Asset Purchase and Contribution Agreement, dated as of April 16, 2007 (this “Agreement”), is by and between Saflink Corporation, a Delaware corporation (“Saflink”) and FLO Corporation, a Delaware corporation (the “Company”) and wholly-owned subsidiary of Saflink. All capitalized terms have the meanings ascribed to such terms in Article I or as otherwise defined herein.

WITNESSETH:

WHEREAS, Saflink desires to transfer and contribute to the Company, and the Company desires to acquire from Saflink, all of the assets of Saflink used in its Registered Traveler business (the “Business”), including the intellectual property rights of Saflink used in the Business.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. The following terms, as used herein, have the following meanings:

(a) “Acquisition Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and any other document or agreement executed in connection with any of the foregoing, together with any exhibits and schedules thereto, and in each case as modified, amended, supplemented, restated or renewed from time to time.

(b) “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

(c) “Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents.

(d) “Assignment and Assumption Agreement” means that certain Assignment and Assumption Agreement, dated as of the Closing Date, to be entered into by the Company and Saflink.

(e) “Bill of Sale” means that certain Bill of Sale, dated as of the Closing Date, to be executed by Saflink in favor of the Company.

(f) “Business Day” means each day other than a Saturday, Sunday or other day on which commercial banks in Seattle, Washington are authorized or required by law to close.

(g) “Closing Date” means the date of the Closing.

(h) “Contract” means all contracts, agreements, options, leases, licenses, sales and purchase orders, commitments and other instruments of any kind, whether written or oral, to which Saflink is a party or is otherwise bound.

(i) “Governmental Authority” means any foreign or domestic federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

(j) “RT Intellectual Property Rights” means the Intellectual Property Rights related to RT. RT Intellectual Property Rights are part of the Transferred Intellectual Property Rights.

(k) “Intellectual Property Rights” means all Intellectual property rights relating to copyrights, patents (including patent applications) mask works, trade secrets, tradenames and service marks.

(l) “Knowledge” means, with respect to any Person, the actual knowledge of such Person. Without limiting the generality of the foregoing, with respect to any Person that is a corporation, limited liability company, partnership or other business entity, actual knowledge shall be deemed to include the actual knowledge of all directors, officers, partners and members of any such Person; provided, however, that with respect to Saflink, actual knowledge shall be deemed to be solely the actual knowledge of the individuals identified on Schedule 1.01(n).

(m) “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

(n) “Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, charge, security interest, encumbrance or hypothecation in respect of such asset.

(o) “Material Adverse Effect” means, with respect to any Person, any circumstance of, change in, or effect on, or group of such circumstances of, changes in or effects on, the operations, financial condition, earnings, or results of operations, assets or Liabilities of the Person, that results in or would reasonably be expected to result in, a material adverse effect on, or a material adverse change in, the operations, financial condition, earnings, results of operations, assets or Liabilities of such Person.

(p) “Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due and (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business which are either for sums not yet delinquent or that are immaterial in amount and being contested in good faith.

(q) “Person” means an individual, corporation, partnership, association, limited liability company, trust, estate or other similar business entity or organization, including a Governmental Authority.

(r) “Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

(s) “Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

(t) “Subsidiary” means, with respect to any Person, (a) any corporation as to which more than fifty percent (50%) of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s direct or indirect Subsidiaries and (b) any partnership, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

(u) “Taxes” means (a) all foreign, federal, state, local and other net income, gross income, gross receipts, sales, use, ad valor, value added, intangible, unitary, capital gain, transfer, franchise, profits, license, lease, service, service use, withholding, backup withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, prohibited transactions, windfall or excess profits, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee Liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person for Taxes; and the term “Tax” means any one of the foregoing Taxes.

(v) “Tax Returns” means all returns, declarations, reports, statements, information statement, forms or other documents filed or required to be filed with respect to any Tax.

(w) “Transferred Intellectual Property Rights” means the Intellectual Property Rights assigned to the Company pursuant to this Agreement.

ARTICLE II

TRANSFER OF ASSETS

2.01 Acquired Assets. Upon the terms and conditions of this Agreement, at the Closing, the Company agrees to acquire from Saflink, and Saflink agrees to contribute, transfer, convey, assign and deliver to the Company, free and clear of all Liens other than Permitted Liens, all of Saflink’s right, title and interest in, to and under the following assets, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):

(a) all of the fixed and other tangible personal property used in the Business, including the assets described or listed on Schedule 2.01(a), including the RT Intellectual Property Rights; and

(b) all Contracts used in the Business, including those Contracts listed on Schedule 2.01(b) (the “Assumed Contracts”).

2.02 Excluded Assets. The Company and Saflink expressly understand and agree that all assets of Saflink, other than those listed above in Section 2.01 (the “Excluded Assets”), shall be excluded from the Transferred Assets, including but not limited to:

(a) all assets, tangible or intangible, real or personal that are not specifically identified in Section 2.01 and listed on the schedules thereto, including all of Saflink’s Intellectual Property Rights;

(b) all Contracts that are not Assumed Contracts;

(c) all employee benefit plans of Saflink, including accrued vacations and bonuses under Saflink’s benefit plans;

(d) all causes of action, claims, demands, rights and privileges against third parties that relate to any of the Excluded Assets or Excluded Liabilities, including causes of action, claims and rights under all insurance contracts or policies in effect as of the date of this Agreement insuring the Transferred Assets; and

(e) all leasehold or ownership interests in real property or any improvements thereon.

2.03 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, effective at the time of Closing, the Company agrees to assume all Liabilities: (a) under or arising out of the Assumed Contracts to the extent such Liabilities accrued after the Closing Date, except as provided in Section 2.04(a); (b) that are described or listed on Schedule 2.03; (c) that are expressly assumed hereunder; (d) with respect to the termination of any Employee by the Company after the Closing Date, including health care contribution coverage with respect to plans established or maintained by the Company after the Closing Date, and damages or settlements arising out of any claims of wrongful or illegal termination, and for complying with the requirements of all applicable laws with respect to any such termination; and (e) arising out of the Company’s operations and ownership of the Transferred Assets, but, in the case of this clause (e), only to the extent such Liabilities accrue after the Closing Date (collectively, the “Assumed Liabilities”). All other Liabilities are referred to herein as “Excluded Liabilities.”

2.04 Excluded Liabilities. Except for those Liabilities expressly assumed by the Company pursuant to Section 2.03 and Section 5.08 (Tax Matters), the Company shall not assume and shall not be liable for, and Saflink shall retain and remain, as between itself and the Company, solely liable for and obligated to discharge and indemnify and hold the Company harmless for, all of the debts, expenses, contracts, agreements, commitments, obligations and other Liabilities of any nature with respect to the Transferred Assets incurred on or prior to the Closing Date, whether known or unknown, accrued or not accrued, fixed or contingent, including, without limitation, the following:

(a) Breaches of Contracts. Any Liability for breaches by Saflink or any Affiliates of Saflink prior to the Closing Date of any Contract (including any Assumed Contracts) or any Liability for payments or amounts due under any Contract (including any Assumed Contracts) on or prior to the Closing Date;

(b) Taxes. Except as otherwise provided in Section 5.08, any Liability for Taxes attributable to or imposed upon Saflink or any Affiliates of Saflink, or attributable to or imposed upon the Transferred Assets for any period (or portion thereof) on or prior to the Closing Date; and

(c) Accounts Payable. Any accounts payable, whether or not invoiced, owed to suppliers with respect to the Transferred Assets for raw materials or supplies received by, or on behalf of or services rendered to or on behalf of Saflink, on or prior to the Closing Date.

2.05 Consideration. The aggregate consideration payable by the Company to Saflink for the Transferred Assets and the Intellectual Property Agreement shall consist of Six Million Three Hundred Thousand Dollars ($6,300,000) (the “Purchase Price”). The Purchase Price shall be payable at Closing and shall consist of any combination of (i) cash, (ii) cancellation of Saflink’s outstanding 8% convertible debentures, issued June 12, 2006, and (iii) a promissory note in the form attached hereto as Exhibit A (the “Note”).

2.07 Closing. The closing of the purchase and sale of the Transferred Assets hereunder (the “Closing”) shall take place at such time and place as the parties may agree. At the Closing:

(a) Saflink shall deliver to the Company the Bill of Sale and, subject to Section 5.02, such other endorsements, consents, assignments, instruments of conveyance and transfer documents (including the Assignment and Assumption Agreement) as the Company may reasonably request to vest in the Company all right, title and interest in, to and under the Transferred Assets free and clear of all Liens; provided, however, that the Company shall permit Saflink to deliver, commencing at the Closing, certain of the Transferred Assets (as identified in Schedule 2.01(a)) by remote telecommunications or by such other method as Saflink may specify in Schedule 2.01(a). Simultaneously with the consummation of the transactions contemplated hereby, Saflink, through its officers, agents and employees, will put the Company into full possession and enjoyment of all tangible Transferred Assets;

(b) the Company shall deliver to Saflink the Purchase Price;

(c) Saflink and the Company shall execute and deliver the Bill of Sale and the Assignment and Assumption Agreement; and

(d) Saflink and the Company shall execute and deliver the Intellectual Property Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SAFLINK

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated herein, Saflink represents and warrants to the Company as of the date hereof, as follows:

3.01 Existence and Good Standing. Saflink is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted and to own and operate the businesses as now owned and operated by it. Saflink is not required to be qualified to conduct business in any state other than such states where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on it.

3.02 Authorization and Enforceability. The execution, delivery and performance by Saflink of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby, are within Saflink’s powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been and, when executed at the Closing, the other Acquisition Documents will have been, duly and validly executed by Saflink and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents to which it is a party by the Company, will constitute the legal, valid and binding agreements of Saflink, enforceable against Saflink in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

3.03 Title to and Sufficiency of Assets. The Transferred Assets constitute all of the assets, tangible and intangible, of Saflink that are primarily used by or primarily related to the Business. Saflink has good and marketable title to all of its tangible personal property that are Transferred Assets. None of such personal property or assets that are Transferred Assets is subject to any Lien and other than any restriction contemplated hereby or by the Intellectual Property Agreement. All properties and assets primarily used by or primarily related to the Business are included as part of the Transferred Assets.

3.04 Intellectual Property Rights.

(a) Saflink is the sole legal and beneficial owner, free and clear of any Lien, of the entire right, title and interest in and to, the RT Intellectual Property Rights. The execution, delivery and performance of this Agreement and the Acquisition Agreements and the consummation of the transaction contemplated hereby and thereby will not constitute a breach of any agreement between Saflink and any third party involving any of Transferred Intellectual Property Rights, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of Transferred Intellectual Property Rights or impair the rights of the Company to use Transferred Intellectual Property Rights or any portion thereof, as presently used.

3.05 Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Saflink, threatened against or affecting the Transferred Assets before or by any Governmental Authority (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Acquisition Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company, nor any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

3.06 Disclaimer of Warranties. EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH N THIS AGREEMENT (WHICH MAY BE RELIED UPON BY THE COMPANY), ALL OF THE TRANSFERRED ASSETS ARE BEING SOLD “AS IS, WHERE IS,” AND SAFLINK MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE TRANSFERRED ASSETS OR ANY PART OR ITEM THEREOF, OR AS TO THE CONDITION, DESIGN, OBSOLESCENCE, WORKING ORDER OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, AND THE COMPANY HAS RELIED ON ITS OWN EXAMINATION THEREOF IN ELECTING TO ACQUIRE THE TRANSFERRED ASSETS ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS AGREEMENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

As an inducement to Saflink to enter into this Agreement and to consummate the transactions contemplated herein, the Company hereby represents and warrants to Saflink as of the date hereof as follows:

4.01 Authorization and Enforceability. The execution, delivery and performance by the Company of this Agreement and the other Acquisition Documents, and the consummation of the transactions contemplated hereby and thereby are within the Company’s powers and have been duly authorized by all necessary corporate action on its part. This Agreement has been and, when executed at the Closing, the other Acquisition Documents to which it is a party will have been, duly and validly executed by the Company, and, assuming the due execution and delivery of this Agreement and the other Acquisition Documents by Saflink, will constitute the legal, valid and binding agreements of the Company, enforceable against it in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.

4.02 Company Status. The Company is a corporation formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Acquisition Documents, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

ARTICLE V

COVENANTS

5.01 Assumed Contract Consents. Saflink shall use commercially reasonable efforts to obtain consents from the relevant parties to the Assumed Contracts as required thereunder (the “Assumed Contract Consents”) in order to protect the material benefits of such Contracts for the benefit of the Company, it being understood by the Company that, in connection therewith, Saflink shall obtain the release of Saflink from the Assumed Liabilities under the Assumed Contracts. Notwithstanding the foregoing, it is expressly understood and agreed that the Closing is not conditioned upon obtaining the Assumed Contract Consents or any other consents of any nature whatsoever.

5.02 Cooperation in Third Party Litigation. After the Closing, the Company shall, at Saflink’s cost (which cost shall be approved by Saflink), provide such cooperation as Saflink or its counsel may reasonably request in connection with any proceedings relating to the Transferred Assets or the Intellectual Property Rights which are hereafter pending or threatened and to which Saflink is a party; and any proceedings for which the Company is entitled to indemnification from Saflink under Article VI hereof. Such cooperation shall include, but not be limited to: (a) making available at the reasonable request of Saflink or its counsel, and permitting Saflink and its counsel to make and retain copies of, any and all documents in the possession of or otherwise available to the Company; (b) making available upon the reasonable request of Saflink or its counsel employees and other persons within the control of or available to the Company to consult with and assist Saflink and its counsel regarding any such proceedings and to prepare for and testify truthfully in connection with any such proceedings, including depositions, trials and arbitration proceedings; and (c) making available at the reasonable request of Saflink or its counsel such other resources as may be within the control of, or available to, the Company. Notwithstanding the foregoing, the Company need not cooperate with Saflink in the event the Company’s Board of Directors determines, based on the reasonable advice of the Company’s counsel, that the Company’s interests are adverse to the interests of Saflink in any such proceeding, pending or threatened.

5.03 Further Assurances. Each party hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other commercially reasonable actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the other Acquisition Documents (except to the extent otherwise provided in such Acquisition Document(s)). Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the transactions contemplated hereby (including, by way of illustration only, any payment in connection with obtaining any contractual consents (including without limitation the Assumed Contract Consents), or Company Approvals) other than normal out-of-pocket expenses (such as fees of counsel, accountants and auditors) reasonably necessary to consummate such transactions. Notwithstanding the foregoing, the Company shall be solely responsible for obtaining any third party licenses necessary for the operation of its business.

5.04 Public Announcements. The parties agree they shall make no public statement regarding this Agreement or the other Acquisition Documents or the transactions contemplated hereby or thereby, and that neither party shall issue any press release with respect to any transaction contemplated by this Agreement or any of the other Acquisition Documents, except as permitted by this Agreement or as mutually agreed by both parties in writing or as may be required under applicable law, rule or regulation.

5.05 Tax Matters.

(a) Cooperation. From and after the Closing Date, the parties hereto agree to furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim or proceeding relating to any Tax Return. The parties hereto shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Transferred Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 5.05(a).

(b) Allocation of Property Taxes. All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Saflink and the Company as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period. Saflink shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Company shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. Within a reasonable period after the Closing (not to exceed ninety (90) days), Saflink and the Company shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 5.05(b), together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. Thereafter, Saflink shall notify the Company upon receipt of any bill for personal property taxes relating to the Transferred Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to the Company who shall pay the same to the appropriate taxing authority, provided that if such bill covers any part of the Pre-Closing Tax Period, Saflink shall also remit prior to the due date of the tax bill to the Company payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. In the event that either Saflink or the Company shall thereafter make a payment for which it is entitled to reimbursement under this Section 5.05(b), the other party shall make such reimbursement promptly, but in no event later than thirty (30) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section 5.05(b) and not made when due shall bear interest at the rate of ten percent (10%) per annum.

(c) Other Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Company when due, and the Company will, at the Company’s own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, the parties will, and will cause their affiliates to, join in the execution of any such tax returns and other documentation and the Company shall indemnify, defend and hold Saflink harmless from and against all Taxes for which Saflink is liable pursuant to this Section 5.05(c).

5.06 Allocation of Consideration. For purposes of computing deferred intercompany gain and asset basis upon any recognition of gain, and for transfer tax purposes (to the extent the transfer is not exempt under WAC 458-20-106 (Rule 106)1), Saflink shall prepare documentation related to allocation of gain amounts (including an allocation of capitalized costs) among the Transferred Assets in accordance with Code and Treasury Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocations shall be binding upon the Company. Saflink and the Company and their affiliates shall report, act, and file tax returns in all respects and for all purposes consistent with such allocation prepared by Saflink. Neither Saflink nor the Company shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

5.07 Confidentiality. The parties understand and agree that this Agreement and the other Acquisition Documents are confidential. Further, the parties acknowledge that the terms and conditions of this Agreement and the other Acquisition Documents and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information and shall not be disclosed by the parties to any third party except in accordance with the provisions of Section 5.04.

5.08 Use of Marks. Notwithstanding any other provision herein, no interest in or right to use the name “Saflink” or any derivation thereof or any other trademarks, service marks or trade names of Saflink (the “Retained Marks”) is being transferred to the Company pursuant to the transactions contemplated by this Agreement, the Intellectual Property Agreement or any other Acquisition Document. With the exception of materials, products, and components acquired by the Company from Saflink that already bear Retained Marks at the time such materials, products, and components are acquired (and subject to any applicable confidentiality requirements), the Company agrees not to use any materials bearing Retained Marks or sell, transfer or ship any inventory or products bearing Retained Marks unless requested to do so by Saflink or unless required under Assumed Contracts with customers, and then only until such time as the Company shall have qualified the use of its logo, trademark or trade names with any such customer. Notwithstanding the foregoing, unless Saflink otherwise consents in writing, all materials bearing any Retained Mark shall be destroyed by the Company no later than 90 days after the Closing Date.

5.09 Major Transactions. If, prior to May 31, 2007, the board of directors of Saflink in good faith formally determines that the Transferred Assets represented substantially all of the assets of Saflink as of Closing, the Company shall not, and the Company shall cause each of its subsidiaries not to, take (or agree to take) action with respect to any of the following matters (the “Major Transactions”) without Saflink having first obtained the approval of such action by holders of a majority of Saflink’s outstanding common stock:

(a) any merger or consolidation of the Company or any subsidiary of the Company, other than (i) any merger between the Company and Saflink, or (ii) any merger or consolidation of the Company or any subsidiary of the Company and any direct or indirect wholly-owned subsidiary of the Company;

(b) any sale, assignment, encumbrance, gift, pledge, hypothecation or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; or

(c) any issuance or sale of shares of capital stock of the Company or any of its subsidiaries (or securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or any of its subsidiaries or rights to purchase or acquire such shares or such securities), in any single transaction or in any series of transactions, equal to twenty percent (20%) or more of the Company’s capital stock (or twenty percent (20%) or more of the voting power of the Company’s outstanding capital stock), other than (i) the issuance of shares of capital stock of the Company or rights, options or warrants to acquire shares of capital stock of the Company under employee stock option or stock purchase plans, (ii) any such issuance or sale by a subsidiary of the Company to the Company or to Saflink or to a wholly-owned subsidiary of the Company, and (iii) the issuance of any shares of common stock of the Company upon the exercise or conversion of any option, warrant or other convertible security (the issuance of which was not prohibited by this subsection (c)).

5.10 Saflink Stockholders’ Meeting. If the board of directors of Saflink shall have formally determined that the Transferred Assets represented substantially all of the assets of Saflink as of Closing by May 31, 2007, Saflink shall take all necessary action under all Applicable Law to call, give notice of and hold a meeting of the holders of Saflink’s common stock to vote on a proposal to approve the Major Transactions (the “Saflink Stockholders’ Meeting”) as promptly as practicable, and shall submit such proposal to such holders at the Saflink Stockholders’ Meeting. Saflink (in consultation with the Company) shall set a record date for persons entitled to notice of, and to vote at, the Saflink Stockholders’ Meeting. The Saflink Stockholders’ Meeting shall be held (on a date selected by Saflink in consultation with the Company) as promptly as practicable after the proxy statement for such meeting (the “Proxy Statement”) has been cleared by the Securities and Exchange Commission. Saflink shall ensure that all proxies solicited in connection with the Saflink Stockholders’ Meeting are solicited in compliance with all Applicable Law. Notwithstanding anything to the contrary in this Section 5.10, after consultation with the Company, Saflink may adjourn or postpone the Saflink Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to Saflink’s stockholders or, if as of the time for which the Saflink Stockholders’ Meeting is originally scheduled there are insufficient shares of Saflink’s common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Saflink Stockholders’ Meeting.

ARTICLE VI

INDEMNIFICATION

6.01 General Survival. The parties agree that, regardless of any investigation made by the parties, the representations, warranties, covenants and agreements of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., Washington time, on the first anniversary of the Closing Date.

6.02 Indemnification.

(a) Indemnification Provisions for the Company. Subject to the provisions of Section 6.01, from and after the Closing Date, the Company and its affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Company Indemnitees”) shall be indemnified and held harmless by Saflink from and against and in respect of any and all Losses (as defined below) incurred by any Company Indemnitee resulting from:

(i) any inaccuracy in or breach of any of Saflink’s representations, warranties, covenants or agreements (to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement; and

(ii) the Excluded Liabilities and any Liabilities arising from the conduct of Saflink prior to the Closing.

(b) Indemnification Provisions for Saflink. Subject to the provisions of Section 6.01, from and after the Closing Date, Saflink and its affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Saflink Indemnitees”) shall be indemnified and held harmless by the Company from and against and in respect of any and all Losses (as defined below) incurred by any Saflink Indemnitee, resulting from:

(i) any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements (to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement; and

(ii) the Assumed Liabilities and any Liabilities arising from the conduct of the Company subsequent to the Closing.

For purposes of this Agreement, the term “Indemnitee” shall mean either a Company Indemnitee or an Saflink Indemnitee, as the case may be, and the term “Indemnitor” shall mean either the Company or Saflink, as the case may be.

(c) For purposes of this Agreement, the term, “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (excluding indirect, incidental or consequential damages), interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor. Notwithstanding the above, Losses shall not include (i) expenses incurred in connection with investigations unless a claim is made by a third party against the Indemnitee or (ii) Losses arising from matters identified in the schedules or exhibits hereto.

(d) The amount of any Losses otherwise recoverable under this Section 6.02 shall be reduced by any amounts which the Indemnitees are entitled to receive under insurance policies (net of any costs incurred in connection with the collection thereof).

6.03 Manner of Indemnification.

(a) Each indemnification claim shall be made only in accordance with this Article VI.

(b) If an Indemnitee wishes to make a claim for Losses under Article VI of this Agreement, Indemnitee shall deliver a written notice (a “Notice of Claim”) to the applicable Indemnitor promptly after becoming aware of the facts giving rise to such claim. The Notice of Claim shall (i) specify in reasonable detail the nature of the claim being made, and (ii) state the aggregate dollar amount of such claim.

(c) Following receipt by Indemnitor of a Notice of Claim, the parties shall promptly meet to agree on the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and amounts agreed upon shall be promptly paid.

6.04 Third-Party Claims. If the Company becomes aware of a claim of a third party (including for all purposes of this Section 6.04, any Governmental Authority) that the Company believes, in good faith, may result in a claim against Saflink, the Company shall notify Saflink of such third party claim as promptly as practicable. Saflink shall have the right to assume and conduct the defense of such claim. Saflink shall conduct such defense in a commercially reasonable manner, and shall be authorized to settle any such claim, with the prior consent of the Company (which consent shall not be unreasonably withheld); provided, however, that: (a) Saflink shall not be authorized to encumber any assets of the Company or agree to any restriction that would apply to the Company or the conduct of the Company’s business; (b) Saflink shall have paid or caused to be paid any amounts arising out of such settlement; and (c) a condition to any such settlement shall be a complete release of the Company with respect to such third party claim. The Company shall be entitled to participate in (but not control) the defense of any third party claim, with its own counsel and at its own expense. The Company shall cooperate fully with Saflink in the defense of any third party claim. If Saflink does not assume the defense of any third party claim in accordance with the provisions hereof, the Company may defend such third party claim in a commercially reasonable manner and may settle such third party claim after giving written notice of the terms thereof to Saflink.

6.05 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article VI shall be the sole and exclusive remedy of the Indemnitees from and after the Closing Date for any deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, Liabilities, losses, damages, interest, fines, penalties, costs and expenses arising under this Agreement or relating to the transactions contemplated by this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief.

ARTICLE VII

MISCELLANEOUS

7.01 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No waiver by a party of any default, misrepresentation or breach of a warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of a warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided under Applicable Law.

7.02 Expenses. All costs and expenses incurred in connection with this Agreement and the other Acquisition Documents and in closing and carrying out the transactions contemplated hereby and thereby shall be paid by the party incurring such cost or expense.

7.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns. No party hereto may transfer or assign either this Agreement or any of its rights, interests or obligations hereunder, whether directly or indirectly, by operation of law, merger or otherwise, without the prior written approval of each other party. No such transfer or assignment shall relieve the transferring or assigning party of its obligations hereunder if such transferee or assignee does not perform such obligations.

7.04 Governing Law. This Agreement shall be construed in accordance with and this Agreement and any disputes or controversies related hereto shall be governed by the internal laws (without reference to choice or conflict of laws) of the State of Delaware.

7.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

7.06 Entire Agreement. This Agreement (including the schedules and exhibits referred to herein, which are hereby incorporated by reference) and the other Acquisition Documents constitute the entire agreement between and among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and negotiations, both written and oral, between and among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

7.07 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

7.08 Third Party Beneficiaries. No provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of Saflink or any Affiliate thereof (including any beneficiary or dependent thereof).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SAFLINK:

SAFLINK CORPORATION, a Delaware corporation

By:	/s/ Jeffrey T. Dick
Name:	Jeffrey T. Dick
Title:	CFO

COMPANY:

FLO CORPORATION, a Delaware corporation

By:	/s/ Glenn L. Argenbright
Name:	Glenn L. Argenbright
Title:	President